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                                                                    EXHIBIT 23.1

                         LETTERHEAD OF CLIFFORD CHANCE


                                                                    4 March 1998

Terra Nova Insurance (UK) Holdings
Terra Nova House
Mincing Lane
London EC3R 7AP


Dear Sirs

POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT

We consent to the reference to Clifford Chance within Post-Effective Amendment No. 2 to the Registration Statement on Forms F-4 and S-4 of Terra Nova Insurance
(UK) Holdings plc and Terra Nova (Bermuda) Holdings Ltd., Registration Numbers 333-38063 and 333-38063-01 (the "Amendment"), and within the Prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States.

Yours faithfully,


/s/ Clifford Chance
Clifford Chance